UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 28, 2008

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

700 East Middlefield Road
Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 28, 2008, the Compensation Committee of the Board of Directors of Synopsys, Inc. approved amendments to the employment agreements between Synopsys and Dr. Aart de Geus, our Chief Executive Officer and Chairman of the Board, and Dr. Chi-Foon Chan, our President and Chief Operating Officer, The amendments: (i) bring the employment agreements into compliance with Section 409(A) of the Internal Revenue Code of 1986, as amended, prior to the December 31, 2008 deadline for such compliance; and (ii) harmonize the treatment of equity awards, including restricted stock units, held by our top two executives with the treatment of similar awards held by our other executives, by providing that, in the event of a qualifying termination of employment following a change in control of Synopsys, the vesting of all unvested equity awards held by each of Dr. de Geus and Dr. Chan will accelerate and vest in full, similar to the treatment of their stock options, as provided under the original agreements.  The amendments also provide that in order to receive the benefits under the amended and restated agreements, these executives will need to execute releases in favor of Synopsys.

The foregoing summary of the amendments to the employment agreements is qualified in its entirety by reference to the full text of the employment agreements, as amended and restated, which are attached hereto as Exhibit 10.50 and Exhibit 10.51 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.50	Amended and Restated Employment Agreement, dated June 2, 2008, between Synopsys, Inc. and Dr. Aart de Geus
10.51	Amended and Restated Employment Agreement, dated June 2, 2008, between Synopsys, Inc. and Dr. Chi-Foon Chan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2008	SYNOPSYS, INC.

/s/ Brian E. Cabrera
Brian E. Cabrera
Vice President, General Counsel
and Corporate Secretary

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Exhibit Index

Exhibit Number	Exhibit Title

10.50	Amended and Restated Employment Agreement, dated June 2, 2008, between Synopsys, Inc. and Dr. Aart de Geus
10.51	Amended and Restated Employment Agreement, dated June 2, 2008, between Synopsys, Inc. and Dr. Chi-Foon Chan